Exhibit 99.1
Investor Inquiries:
Gregory C. Thompson
(440) 329-6111
NEWS RELEASE
INVACARE CORPORATION PROVIDES FINANCIAL GUIDANCE FOR FISCAL YEARS 2006 AND 2007; ADDITIONAL INFORMATION ON PREVIOUSLY ANNOUNCED GOODWILL IMPAIRMENT CHARGES AND BAD DEBT PROVISIONS; AND AN UPDATE ON DEBT RECAPITALIZATION
ELYRIA, Ohio (January 17, 2007) — Invacare Corporation (NYSE: IVC) (“Invacare” or the “Company”) today provided the following financial estimates for its fourth quarter and fiscal year 2006 results and guidance for its 2007 fiscal year, announced additional cost reduction activities and other recent developments and provided an update on its debt recapitalization process.
Estimates for the Fourth Quarter and Fiscal Year 2006
The guidance provided excludes the impact of the following: restructuring charges, fourth quarter interest, finance charges and fees related to debt covenant violations, incremental write-down of accounts receivable due to Medicare reimbursement reductions and an impairment charge related to goodwill and intangible assets. All of these items are discussed in further detail in this release.
For the fourth quarter 2006, the Company anticipates:
•	Net sales of $382 to $387 million versus $367 million for the fourth quarter 2005.

•	Gross margin of $101 to $104 million versus $107 million for the fourth quarter 2005.

•	Adjusted earnings before interest, taxes, depreciation and amortization(1) (EBITDA) of $26 to $29 million versus $33 million for the fourth quarter 2005.

•	Adjusted Earnings per share(2) (EPS) of $.27 to $.33 versus $.33 for the fourth quarter 2005. Fourth quarter 2006 adjusted earnings per share includes the benefit of a lower than normal tax rate to adjust to a full year 2006 effective tax rate estimated at 15% versus a 2005 full year rate of 31%.
For fiscal year 2006, the Company anticipates:
•	Net sales of $1.49 to $1.50 billion versus $1.53 billion for fiscal year 2005.

•	Gross margin of $421 to $424 million versus $449 million for the fiscal year 2005.

•	Adjusted EBITDA(1) of $119 to $122 million versus $150 million for fiscal year 2005.
•	Adjusted EPS(2) of $1.12 to $1.18 assuming fiscal 2006 effective tax rate of 15% versus EPS of $1.66 for fiscal year 2005.
The amounts above for fourth quarter 2006 and fiscal 2006 are unaudited ranges reflecting the Company’s current best estimates. During the course of Invacare’s preparation of its final consolidated financial statements and related notes, the Company may identify items that would require it to make adjustments to the preliminary financial information presented in this release. The above fourth quarter 2006 and fiscal year 2006 guidance excludes anticipated restructuring charges for fiscal year 2006 of $20 to $22 million ($10 million of which has been recognized previously over the nine months ended September 30, 2006), additional fourth quarter interest, finance charges and fees aggregating $3.0 million due to the Company’s debt covenant violations (previously reported in its September 30, 2006 Form 10-Q), and, as disclosed previously and further described below, a fourth quarter charge relating to accounts receivable collectibility issues arising primarily from Medicare reimbursement reductions for power wheelchairs announced on November 15, 2006, and an impairment charge related to goodwill and other intangible assets.
Due to recent changes in Medicare reimbursement regulations, specifically changes to the qualification processes and reimbursement levels of power wheelchairs, there is increased collectibility risk to Invacare. The Company is in the process of reviewing the accounts receivables associated with many of its customers that are most exposed to these issues. The Company is working with certain of its customers in an effort to help them reduce costs, including product line consolidations and introduction of simplified pricing as discussed further below. The Company also is implementing tighter credit policies with many of these accounts. As part of its 2006 fourth quarter financial results, the Company anticipates recording an incremental reserve against accounts receivable of approximately $25 million, which is not included in the estimates.
In addition, as previously disclosed in the Company’s September 30, 2006 Form 10-Q, the Company undertakes its annual impairment test of goodwill and intangible assets in accordance with SFAS No. 142, Goodwill and Other Intangible Assets, in connection with the preparation of its fourth quarter results each year. As a result of the reduced profitability of its business in the U.S., there will be a fourth quarter impairment charge related to goodwill and intangible assets. The Company is in the process of determining the amount of the charge in accordance with SFAS No. 142, which could be in the range of $200 to $300 million. This charge is not included in the 2006 estimates.
The Company’s cash and cash equivalents at the end of 2006 were approximately $80 million and its debt level was approximately $573 million. Peak borrowings during fourth quarter 2006 were approximately $25 million higher than this amount, reflecting seasonal working capital requirements and growth.

Fiscal Year 2007 Guidance
For fiscal year 2007, the Company is providing the following guidance:
•	Organic growth in net sales of 0% to 2%, excluding the impact, if any, from acquisitions and foreign currency translation adjustments.

•	Adjusted EBITDA(1) increase of 4% to 6% over 2006 levels.

•	Effective tax rate of 10% to 15%.

•	Weighted average interest rate of 6.5% to 9.5% depending on the results of the debt recapitalization process.
2007 Cost Savings Plan
The Company has undergone an internal review of its operations and is undertaking additional cost reduction actions in 2007. The Company believes that the implementation of these new initiatives, along with the previously announced global, multi-year plans to reduce manufacturing and distribution costs, will support the Company’s gross margin and result in approximately $38 million of realized savings in 2007. The Company anticipates restructuring charges of approximately $20 million in 2007 relating to these actions. Annualized savings from these initiatives implemented by the end of 2007 should approximate $50 million thereafter. The core initiatives are as follows:
•	Product line simplification. The Company plans to simplify its product lines and pricing processes to reduce costs and improve service levels.

•	Improve product gross margins and reduce fixed costs through further product and sub-assembly outsourcing. The Company expects to accelerate its outsourcing of commodity products and sub-assemblies. Asian sourcing is planned to double over the next three years.

•	Rationalization of facilities. Today, Invacare’s primary manufacturing facilities consist of fourteen integrated fabrication plants and two assembly plants worldwide. Invacare will continue in its strategy to move from integrated fabrication plants to assembly plants worldwide. We are finalizing plans to close and/or consolidate several locations worldwide beginning this year through 2009.

•	Product platform standardization. To further simplify and reduce production costs for its product, as well as to leverage development and tooling investment, the Company has begun the process of standardizing some of its product platforms globally.
Debt Recapitalization Process
The Company has obtained waivers of the covenant violation disclosed in its Form 10-Q for the quarter ended September 30, 2006 from each of its lenders. The waivers are effective through February 15, 2007.

The waivers limit the Company’s debt, as defined (which excludes $75 million of asset-backed securitization borrowings through that date) to a maximum amount of $521 million and do not allow a pay down of debt below $501 million. At year-end 2006, the Company estimates that its debt, as defined under the waivers, was at the minimum level.
The Company also has obtained a commitment letter for debt facilities for the refinancing of the Company’s existing indebtedness and is working with these lenders to put in place a long-term capital structure. The Company currently expects to complete the new financing by mid-February 2007. The new financing is expected to include a senior secured revolving credit facility and term loans along with additional senior debt and/or equity-linked financing. This new financing program will result in total capacity of approximately $700 million and will be used to refinance the existing revolving credit facility, private placement notes and asset-backed securitization, with total borrowings outstanding at December 31, 2006 of approximately $573 million, along with related expenses and repayment costs.
The Company estimates that the weighted average interest rate of the new facilities and securities combined will be approximately 6.5% to 9.5% versus the current weighted average interest rate of approximately 5.9%.
In the first quarter of 2007, as part of the debt recapitalization process, the Company anticipates paying make-whole payments of approximately $12 to $14 million to its existing holders of private placement notes.
Other Recent Developments
Invacare has received a subpoena from the U.S. Department of Justice seeking documents relating to three long-standing and well-known promotional and rebate programs maintained by the Company. Invacare believes that the programs described in the subpoena are in compliance with all applicable laws. The Company is cooperating fully with the government inquiry, which is currently being conducted out of Washington, DC.
Chairman and Chief Executive Officer Comments
A. Malachi Mixon, III, chairman and chief executive officer, stated, “As we have previously reported throughout 2006, Medicare announced several significant changes which dramatically impacted the profitability of our U.S. customers. These changes are eroding the market’s ability to provide quality product solutions. Given these market dynamics, our customers have moved more aggressively to lower-cost product solutions to preserve their financial stability, which has caused competitive pricing pressure to further increase. The year began with Congress proposing drastic changes to U.S. oxygen therapy reimbursement, which was successfully rolled back largely due to our efforts resulting in a lesser, but nonetheless, significant reduction in reimbursement. The Deficit Reduction Act signed in January 2006 also resulted in a capped rental reduction for basic durable medical equipment from 15 months to 13 months and a cessation of service payments previously paid every six months after the capped rental period expired. In addition, equipment title passes to the beneficiary after the capped rental period is met. The year ended with significant cutbacks to power wheelchair reimbursement with onerous new application requirements which have slowed demand in the current environment.

Invacare continues to employ lobbyists and partner with industry leaders to pursue the following:
•	Amend competitive bidding so that smaller providers can participate and compete should competitive bidding begin late in 2007.

•	Eliminate the current transfer of title provisions for oxygen equipment at the end of the capped rental period.

•	Repeal the 2006 Deficit Reduction Act provision limiting home oxygen payments to 36 months, thereby restoring oxygen payments over the entire period of the beneficiary’s medical need.
We accelerated the process of restructuring our core U.S. homecare business in the fourth quarter of 2006 and we are confident that our plans will allow us to overcome these challenges and deliver improved operating income in 2007. Staff reductions have already begun and our first significant cost reduced products, critical to our new power wheelchair formularies, are beginning to ship.
On a brighter note, our HomeFill technology was granted increased reimbursement by Medicare late in the year with the change effective January 1, 2007. This improved reimbursement has further enhanced the cost advantage this technology offers our customers. For the first time, most of the national respiratory providers are considering HomeFill and effective January 1, 2007 one of these providers has launched a large-scale implementation. During 2006, we began to launch HomeFill in Europe writing our first contract in October. In November, we gained approval from the National Health Service in the U.K. and look forward to generating European HomeFill revenues in 2007.
In addition, our international businesses continue to do well. Sales growth has still been modest, but our restructuring and cost reduction efforts have continued to strengthen margins overseas. While the pace of change has been grueling, we are confident our restructuring plans are achievable and will put us back in front of the curve by year end, with net year-over-year improved operating income.”

In an effort to provide investors with additional information regarding the Company’s financial results, the Company discloses certain financial measures that are not recognized under GAAP and are referred to as “non-GAAP financial measures” in Regulation G under the Securities Act of 1933, as amended. Management believes this information is of interest to investors and facilitates useful period-to-period comparisons of the Company’s financial results. In particular, we present Adjusted EBITDA(1) because we consider it an important supplemental measure of our performance and believe it is frequently used by securities analysts, investors and other interested parties in the evaluation of companies in our industry. The following is a reconciliation of Adjusted EBITDA to net earnings, the most directly comparable GAAP financial measure (amounts in millions; 2006 amounts are estimates).
Invacare Corporation
Reconciliation of Net Earnings to Adjusted EBITDA(1)

	Three Months	Three Months
	Ended	Ended	Year Ending	Year Ending
	December 31, 2005	December 31, 2006	December 31, 2005	December 31, 2006
Net earnings (loss)	$7.1	($317.7 - $213.7)	$48.9	($297.8 - $193.9)

Interest expense	7.1	9.3	27.2	34.0

Income taxes (benefit)	2.9	(16.7 - 15.7)	22.5	(10.2 - 9.1)

Depreciation and amortization	9.8	9.1	40.5	38.0

EBITDA	$26.9	($316.0 - $211.0)	$139.1	($236.0 - $131.0)

Restructuring charges	4.8	10.0 - 12.0	7.5	20.0 - 22.0

Debt interest, finance charges and fees associated with debt refinancing	—	3.0	—	3.0

Bank fees classified as SG&A expense	0.7	0.9	2.6	3.0

Stock option expense	0.2	1.1	0.8	2.0

Incremental write-down of accounts receivable	—	25.0	—	25.0

Asset write-downs related to goodwill and other intangible assets	—	200.0 - 300.0	—	200.0 - 300.0

Adjusted EBITDA	$32.6	$26.0 - $29.0	$150.0	$119.0 - $122.0

(1) Adjusted earnings before interest, taxes, depreciation and amortization (EBITDA) is a non-GAAP financial measure which is defined as net earnings excluding the following: interest expense, income taxes, depreciation and amortization, as further adjusted to exclude restructuring charges, debt interest, finance charges and fees associated with the Company’s debt refinancing, bank fees classified as SG&A expense, incremental reserve against accounts receivable, asset write-downs related to goodwill and other intangible assets and stock option expense. It should be noted that the Company’s definition of Adjusted EBITDA may not be comparable to similar measures disclosed by other companies because not all companies and analysts calculate Adjusted EBITDA in the same manner.

We present adjusted net earnings per share (EPS)(2) for many of the same reasons that we present adjusted EBITDA; i.e., because we consider it an important supplemental measure of our performance and believe that it is frequently used by interested parties in the evaluation of companies in our industry. We believe this presentation is useful to investors and enables them to conduct a more meaningful comparison of our ongoing operating results. The following is a reconciliation of adjusted net earnings per share to net earnings per share, the most directly comparable GAAP financial measure (amounts in millions except shares and per share amounts; 2006 amounts are estimates):
Invacare Corporation
Reconciliation of Earnings per Share to Adjusted Earnings per Share (2)

	Three Months	Three Months
	Ended	Ended	Year Ending	Year Ending
	December 31, 2005	December 31, 2006	December 31, 2005	December 31, 2006
Net earnings (loss) per share — assuming dilution	$0.22	($9.95 - $6.69)	$1.51	($9.29 - $6.05)

Weighted average shares outstanding- assuming dilution	32,260	31,924	32,452	32,061

Net earnings (loss)	$7.1	($317.7 - $213.7)	$48.9	($297.8 - $193.9)

Income taxes (benefit)	2.9	(16.7 - 15.7)	22.5	(10.2 - 9.1)

Earnings (loss) before income taxes	$10.0	($334.4 - $229.4)	$71.4	($308.0 - $203.0)

Restructuring charges	4.8	10.0 - 12.0	7.5	20.0 - 22.0

Debt interest, finance charges and fees associated with debt refinancing	—	3.0	—	3.0

One-time write-down of accounts receivable	—	25.0	—	25.0

Asset write-downs related to goodwill and other intangible assets	—	200.0 - 300.0	—	200.0 - 300.0

Adjusted earnings before income taxes	$14.8	$5.6 - 8.6	$78.9	$42.0 - $45.0

Income taxes (benefit)	4.3	(2.8 - 2.3)	24.8	6.3 - 6.8

Adjusted net earnings	$10.5	$8.4 - $10.9	$54.1	$35.7 - $38.2

Weighted average shares outstanding- assuming dilution	32,260	31,924	32,452	32,061

Net earnings per share — assuming dilution	$0.33	$.27 - $.33	$1.66	$1.12 - $1.18

(2) Adjusted Earnings per share (EPS) is a non-GAAP financial measure which is defined as net earnings excluding the impact of restructuring charges, debt interest, finance charges and fees associated with the Company’s debt refinancing, incremental write-down of accounts receivable and asset write-downs related to goodwill and other intangible assets divided by weighted average shares outstanding — assuming dilution.

Invacare Corporation (NYSE:IVC), headquartered in Elyria, Ohio, is the global leader in the manufacture and distribution of innovative home and long-term care medical products that promote recovery and active lifestyles. The Company has 5,900 associates and markets its products in 80 countries around the world. For more information about the Company and its products, visit Invacare’s website at www.invacare.com.
This press release contains forward-looking statements within the meaning of the “Safe Harbor” provisions of the Private Securities Litigation Reform Act of 1995. Terms such as “will,” “should,” “plan,” “intend,” “expect,” “continue,” “forecast”, “believe,” “anticipate” and “seek,” as well as similar comments, are forward-looking in nature. Actual results and events may differ significantly from those expressed or anticipated as a result of risks and uncertainties which include, but are not limited to, the following: possible adverse effects of being substantially leveraged, which could impact our ability to raise capital, limit our ability to react to changes in the economy or our industry or expose us to interest rate risks; changes in government and other third-party payor reimbursement levels and practices; consolidation of health care customers and our competitors; ineffective cost reduction and restructuring efforts; inability to design, manufacture, distribute and achieve market acceptance of new products with higher functionality and lower costs; extensive government regulation of our products; lower cost imports; failure to comply with regulatory requirements or receive regulatory clearance or approval for our products or operations in the United States or abroad; potential product recalls; uncollectible accounts receivable; difficulties in implementing a new Enterprise Resource Planning system; legal actions or regulatory proceedings; inadequate patents or other intellectual property protection; incorrect assumptions concerning demographic trends that impact the market for our products; the loss of the services of our key management and personnel; decreased availability or increased costs of raw materials could increase our costs of producing our products; inability to acquire strategic acquisition candidates because of limited financing alternatives; risks inherent in managing and operating businesses in many different foreign jurisdictions; exchange rate fluctuations, as well as the risks described from time to time in Invacare’s reports as filed with the Securities and Exchange Commission. Except to the extent required by law, we do not undertake and specifically decline any obligation to review or update any forward-looking statements or to publicly announce the results of any revisions to any of such statements to reflect future events or developments or otherwise.
###